UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1. Name and Address of Reporting Person*

   JDS Capital Management, Inc.
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   (Last)               (First)                 (Middle)

   780 Third Avenue, 45th Floor
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                                    (Street)

   New York             New York                10017
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   (City)               (State)                 (Zip)


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2. Date of Event Requiring Statement (Month/Day/Year)

   6/30/02
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3. IRS Identification Number of Reporting Person, if an entity (voluntary)

   13-3918633
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4. Issuer Name and Ticker or Trading Symbol

   Komag, Incorporated       KOMGV (OTCBB)
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5. Relationship of Reporting PersonS to Issuer
   (Check all applicable)

|_|   Director                             |X|   10% Owner
|_|   Officer (give title below)           |_|   Other (specify below)

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6. If Amendment, Date of Original (Month/Day/Year)

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7. Individual or Joint/Group Filing (Check Applicable Line)

   |_| Form filed by One Reporting Person

   |X| Form filed by More than One Reporting Person

================================================================================

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             Table I -- Non-Derivative Securities Beneficially Owned
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
                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
   Common Stock                            672,368                   I                    (1)
-----------------------------------------------------------------------------------------------------------------------------------
   Common Stock                          2,756,912                   I                    (2)
------------------------------------------------------------------------------------------------------------------------------------
   Common Stock                            903,211                   I                    (3)
------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person see instruction
5(b)(v).

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                           2. Date Exercisable         (Instr. 4)                                          Derivative
                              and Expiration Date   ---------------------------------    4. Conver-        Security:
                              (Month/Day/Year)                             Amount           sion or        Direct      6. Nature of
                           ----------------------                          or               Exercise       (D) or         Indirect
                             Date       Expira-                            Number           Price of       Indirect       Beneficial
1. Title of Derivative       Exer-      tion                               of               Derivative     (I)            Ownership
   Security (Instr. 4)       cisable    Date        Title                  Shares           Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

(1) These securities are being filed as part of a group consisting of JDS Capital Management, Inc., Dimensional Partners, Ltd., Joseph D. Samberg, JDS Capital, L.P., JDS Capital Management, LLC, Dimensional Partners, L.P. and JDS Asset Management, LLC. These securities are owned directly by Dimensional Partners, Ltd. and indirectly by JDS Capital Management Inc., as its investment manager and sub-advisor and by Joseph D. Samberg, as the President of JDS Capital Management, Inc.

(2) These securities are owned directly by JDS Capital, L.P. and indirectly by JDS Capital Management, LLC, as its general partner, and by Joseph D. Samberg, as Managing Member of JDS Capital Management, LLC.

(3) These securities are owned directly by Dimensional Partners, L.P. and indirectly by JDS Asset Management, LLC, as its general partner and by Joseph D. Samberg, as Managing Member of JDS Asset Management, LLC.

JDS Capital Management, Inc.

By: /s/ Joseph D. Samberg                                     July 15, 2002
   ----------------------------------------------            -----------------
   Name: Joseph D. Samberg                                   Date
   Title: Managing Member

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

      See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

                             Joint Filer Information

Name: Dimensional Partners, L.P.

Address: 780 Third Avenue, 45th Floor, New York, NY 10017

Designated Filer: JDS Capital Management, Inc.

Issuer and Ticker Symbol: Komag, Incorporated; KOMGV (OTCBB)

Date of Event Requiring Statement: June 30, 2002

Signature:

Dimensional Partners, L.P.
By: JDS Asset Management, LLC,
its general partner

By: /s/ Joseph D. Samberg
   -----------------------
Name: Joseph D. Samberg
Title: Managing Member

Name: Dimensional Partners, Ltd.

Address: Corporate Center, West Bay Road, P.O. Box 31106 SMB, Grand Cayman
         Islands

Designated Filer: JDS Capital Management, Inc.

Issuer and Ticker Symbol: Komag, Incorporated; KOMGV (OTCBB)

Date of Event Requiring Statement: June 30, 2002

Signature:

Dimensional Partners, Ltd.
By: JDS Capital Management, Inc.,
its investment manager and sub-advisor

By: /s/ Joseph D. Samberg
   -----------------------
Name: Joseph D. Samberg
Title: President


Name: JDS Capital Management, LLC

Address: 780 Third Avenue, 45th Floor, New York, NY 10017

Designated Filer: Joseph D. Samberg

Issuer and Ticker Symbol: Komag, Incorporated; KOMGV (OTCBB)

Date of Event Requiring Statement: June 30, 2002

Signature:

JDS Capital Management, LLC

By: /s/ Joseph D. Samberg
   -----------------------
Name: Joseph D. Samberg
Title: Managing Member

Name: JDS Asset Management, LLC

Address: 780 Third Avenue, 45th Floor, New York, NY 10017

Designated Filer: Joseph D. Samberg

Issuer and Ticker Symbol: Komag, Incorporated; KOMGV (OTCBB)

Date of Event Requiring Statement: June 30, 2002

Signature:

JDS Asset Management, LLC

By: /s/ Joseph D. Samberg
   -----------------------
Name: Joseph D. Samberg
Title: Managing Member


Name: Joseph D. Samberg

Address: 780 Third Avenue, 45th Floor, New York, NY 10017

Designated Filer: Joseph D. Samberg

Issuer and Ticker Symbol: Komag, Incorporated; KOMGV (OTCBB)

Date of Event Requiring Statement: June 30, 2002

Signature:


By: /s/ Joseph D. Samberg
   -----------------------
Joseph D. Samberg

Name: JDS Capital, L.P.

Address: 780 Third Avenue, 45th Floor, New York, NY 10017

Designated Filer: Joseph D. Samberg

Issuer and Ticker Symbol: Komag, Incorporated; KOMGV (OTCBB)

Date of Event Requiring Statement: June 30, 2002

Signature:

JDS Capital, L.P.
By: JDS Capital Management, LLC,
its general partner

By: /s/ Joseph D. Samberg
   -----------------------
Name: Joseph D. Samberg
Title: Managing Member